UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2009

Harley-Davidson, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	1-9183	39-1382325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3700 West Juneau Avenue, Milwaukee, Wisconsin 53208

(Address of principal executive offices, including zip code)

(414) 342-4680

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On April 5, 2009, the Board of Directors of Harley-Davidson, Inc. (the “Company”) elected Keith E. Wandell as the President and Chief Executive Officer of the Company effective on the commencement of his employment with the Company. At that time, the appropriate Board committees approved compensation for Mr. Wandell. On May 1, 2009, the date Mr. Wandell commenced his employment, the Human Resources Committee of the Board, pursuant to the directive of the Nominating & Corporate Governance Committee, approved final terms relating to his initial equity grant of restricted stock and stock options to purchase shares of the Company’s Common Stock as follows: Mr. Wandell received options to purchase 227,102 shares of Common Stock with an exercise price of $21.52 per share, the fair market value of the Common Stock at the close of business on May 1, 2009, vesting at a rate of 25% per year; and Mr. Wandell received 132,807 shares of restricted stock that vest 33% after 2 years, 33% after 3 years, and 33% after 4 years. The total value of these equity grants (using a binomial lattice valuation model to calculate the present value of the options and using the fair market value of a share of Common Stock to calculate value of the restricted stock) is $4,911,000. These awards were made under the Harley-Davidson, Inc. 2009 Incentive Stock Plan, and the awards will not be subject to immediate vesting upon a change in control of the Company.

The description of the terms of the awards set forth above is qualified by reference to forms of option award and restricted stock agreements filed herewith as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

(10.1)	Form of Option Award Agreement.

(10.2)	Form of Restricted Stock Award Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEY-DAVIDSON, INC.

Date: May 5, 2009	By:	/s/ Gail A. Lione
Gail A. Lione
Executive Vice President, General Counsel
and Secretary

HARLEY-DAVIDSON, INC.

Exhibit Index to Current Report on Form 8-K

Dated May 1, 2009

Exhibit Number
(10.1)	Form of Option Award Agreement.

(10.2)	Form of Restricted Stock Award Agreement.